Exhibit 10.2

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT made as of the 5th day of March, 2020 (the “Effective Date”) by and between Commonwealth Care Alliance, Inc. a Massachusetts not-for-profit corporation (“Sublandlord”), and AVEO Pharmaceuticals, Inc., a Delaware corporation (“Subtenant”);

WHEREAS, Sublandlord is the tenant under that certain Lease dated January 26, 2007 (the “Lease”), as amended by a First Amendment to Lease dated September 2008 (the “First Amendment”), the Second Amendment to Lease dated December 2010 (the “Second Amendment”), the Third Amendment to Lease dated January 23, 2013 (the “Third Amendment”), the Fourth Amendment to Lease dated March 26, 2014 (the “Fourth Amendment”), the Fifth Amendment to Lease dated October 1, 2014 (the “Fifth Amendment”) and the Sixth Amendment to Lease Dated July 1, 2017 (the “Sixth Amendment”), by and between TFC 30 Winter LLC, a Massachusetts limited liability company, as landlord (hereinafter referred to as “Prime Landlord”), and Sublandlord, as tenant, (said Lease, is hereinafter referred to as the “Prime Lease”);

WHEREAS, the Prime Lease includes (i) the entire 3rd Floor, containing approximately 6,465 rentable square feet (the “Third Floor Subleased Premises”), and (ii) a portion of the 6th Floor, containing approximately 3,693 rentable square feet (the “Sixth Floor Subleased Premises”), of that certain office building located at 30 Winter Street, Boston, MA (collectively, the “Subleased Premises”) as shown on Exhibit B;

WHEREAS, Sublandlord wishes to sublease the Subleased Premises to Subtenant, and Subtenant wishes to sublease the Subleased Premises from Sublandlord;

NOW, THEREFORE, for and in consideration of the Subleased Premises, the rents reserved hereunder, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Subleased Premises.  Sublandlord hereby subleases the Subleased Premises to Subtenant, and Subtenant hereby subleases the Subleased Premises from the Sublandlord, subject to the terms and conditions of this Sublease Agreement.  The attachment of floor plans of the Subleased Premises or any portions thereof as exhibits to this Sublease does not constitute a representation or warranty by Sublandlord that said floor plans are exact or correct, and Sublandlord makes no representations or warranties with respect to the accuracy of the layout, square footage or dimensions of the Subleased Premises, or any portion thereof, as shown on said floor plans.  Notwithstanding the foregoing the plan attached as Exhibit B is the Subleased Premises.

2.Term of Sublease.

(a)The term of this Sublease Agreement shall commence (i) as to the Third Floor Subleased Premises on March 1, 2020; provided however the receipt of Prime Landlord’s consent is precedent and such March 1, 2020 date shall be extended in the event Prime Landlord’s consent has not been received, with the Prime Landlord’s consent delivery date, if later, being the new start date (the “Third Floor Commencement Date”), and (ii) as to the Sixth Floor Subleased Premises on April 1, 2020; provided however the receipt of Prime Landlord’s consent is precedent and such April 1, 2020 date shall be extended in the event Prime Landlord’s consent has not been received, with the Prime Landlord’s consent delivery date, if later, being the new start date (the “Sixth Floor Commencement Date”), and this Sublease Agreement shall end on November 29, 2022 (the “Expiration Date”) (or on such earlier date as such term may sooner cease or expire as hereinafter provided) as to the entire Subleased Premises.

(b)In the event the Prime Landlord’s consent is not obtained in a form reasonably acceptable to Subtenant within forty-five (45) days following the mutual execution and delivery of this Sublease Agreement which includes delivery of the furniture purchase sum per Exhibit C and delivery of the Security Deposit as herein described; Subtenant may terminate this Sublease Agreement, at which point Sublandlord shall promptly return the deposit and furniture purchase sum provided that Subtenant provides written notice to Sublandlord after the forty-fifth (45th) day exercising its right to terminate the Sublease Agreement and if the Landlord’s consent is not delivered to Subtenant within five (5) business days of the notice receipt than the Sublease Agreement shall terminate and Sublandlord and Subtenant shall have no further obligations or liability under this Sublease except as expressly set forth in this Sublease to survive termination hereof.

(c)Notwithstanding the Expiration Date, this sublease shall be automatically extended through November 30, 2022 and November 30, 2022 shall be automatically deemed to be the Expiration Date for the purposes hereof in circumstances where the Subtenant (i) is not in default hereunder beyond any applicable notice and cure periods, (ii) has entered into an agreement with the Prime Landlord in respect of occupancy of the Sublease Premises beyond November 30, 2022 that does not conflict with any of Sublandlord’s Prime Lease rights, and (iii) and has notified the Sublandlord of such direct agreement.  Sublandlord shall not be liable to Subtenant or any other party for any delay or failure to vacate the Subleased Premises.

3.Prime Lease; Sublandlord Representations.

(a)Subtenant acknowledges that it has reviewed and is familiar with the terms, covenants and conditions of the Prime Lease, a redacted copy of which is attached hereto as Exhibit “A” and hereby made a part hereof.  All of the terms, covenants and conditions of the Prime Lease are incorporated herein and made a part hereof as if fully set forth herein but only to the extent the same pertain to the Subleased Premises or any related uses of the Building.  For purposes of this Sublease Agreement and the incorporation of the Prime Lease herein, except as otherwise provided in this Sublease Agreement, all references contained in the Prime Lease to the following terms shall be deemed to refer, respectively, to the following: (i) “Premises” shall be deemed to refer to the “Subleased Premises” under this Sublease; (ii) “Term” shall be deemed to refer to the “Sublease term”; (iii) “Lease Commencement Date” shall be deemed to refer to the applicable “Third Floor Commencement Date” or “Sixth Floor Commencement Date”; (iv) “Lease Expiration

Date” shall be deemed to refer to the “Expiration Date”; (v) “Annual Fixed Rent”“ shall be deemed to refer to “annual base rent”; (vi) “this Lease” shall be deemed to refer to “this Sublease Agreement”; (vii) the term “Tenant” shall be deemed to refer to the “Subtenant” and (vii) except as otherwise provided in this Section 3, the term “Landlord” shall be deemed to refer to the “Sublandlord”.  Subtenant assumes and agrees to perform, observe, and comply with all of the terms, covenants and conditions on Sublandlord’s part to be performed, observed and complied with under the Prime Lease as they relate to the Subleased Premises and its use hereunder, as “Tenant” thereunder.  As between Sublandlord and Subtenant, in the event of a conflict between the terms of the Prime Lease and the terms of this Sublease Agreement, the terms of this Sublease Agreement will control.  Notwithstanding the foregoing, the following provisions of the Prime Lease are expressly not incorporated into this Sublease:  (1) the definitions of “Initial Term”, “Rent Commencement Date”, “Premises Rentable Area”, “Broker”, “Security Deposit”, “Tenant Improvement Allowance”, and any and all definitions or terms which are defined in or included in any of the Excluded Prime Lease Provisions (as hereinafter defined) set forth in the Prime Lease (except to the extent used or referred to in this Sublease), (2) all within the Prime Lease: Sections 8.13 and 9.1, and as between Sublandlord and Subtenant only, the second sentence of Section 8.3, and Appendix D; all within the First Amendment: Sections 5, 6, 7 and 8; all within the Second Amendment: Sections 5, 6, 7 and 8; all within the Third Amendment: Sections 5, 7, 9, 10, and 11; all within the Fourth Amendment: Sections 4 and 5; all within the Fifth Amendment: Sections 3, 6, 11, and 18; all within the Sixth Amendment: 7, 10, 11, 12, 17 and 18; and (3) such other terms of the Prime Lease which are inapplicable, inconsistent with, or specifically modified by the terms of this Sublease (collectively, the “Excluded Prime Lease Provisions”).

(b)This Sublease Agreement is expressly made subject to and subordinate to all of the terms, covenants and conditions of the Prime Lease and to all mortgages, deeds of trust, deeds to secure debt, leases and other documents to which the Prime Lease is or may hereafter become subject or subordinate.  This subsection (b) shall be self-operative.  Subtenant shall, within ten (10) days after written request from Sublandlord, execute and deliver to Sublandlord such certificates and other instruments as Sublandlord may reasonably request to confirm such subordination.

(c)Notwithstanding anything to the contrary herein, the terms and conditions of all sections relative to expansion, extension and related offer rights are specific to Sublandlord and are not incorporated herein, and Subtenant shall have no rights under any such sections of the Prime Lease.

(d)Nothing contained in this Sublease Agreement shall be construed to create privity of estate or of contract between Subtenant and Prime Landlord.  Subtenant shall in no case have any rights in respect of the Subleased Premises greater than Sublandlord’s rights under the Prime Lease as it relates to the Subleased Premises.

(e)Subtenant agrees that Sublandlord shall not be required to perform any of the covenants and obligations of Prime Landlord under the Prime Lease other than enforcing all obligations necessary to accommodate Subtenant’s rights under the sublease.  In no event shall Sublandlord be liable for the non-performance of any obligation of the

Prime Landlord under the Prime Lease, so long as Sublandlord uses commercially reasonable efforts to enforce all of Subtenant’s rights under the sublease.  Subtenant understands that the supplying of heat, light, water, air conditioning, electricity and other utilities, janitorial, cleaning, and elevator services, the provision of any other services, the construction or replacement of any improvements, and building maintenance and repair are the obligations of Prime Landlord and that Sublandlord has no control with respect to the same, shall have no responsibility in connection therewith, other than enforcing their rights on behalf of the Subtenant, and shall not be liable in any way with respect to the failure of or interference with any of such services or facilities.  If Subtenant is unable to exercise any rights available to Sublandlord to request and/or enforce performance of, and compliance with, the obligations of Prime Landlord under the Prime Lease, including, without limitation, any obligation to make any such repairs and restorations and to supply any such materials and services to the Subleased Premises, due to lack of privity with Prime Landlord, then Subtenant shall have the right to exercise such rights in Sublandlord’s name, but at Subtenant’s sole cost and expense, and Sublandlord agrees to reasonably cooperate with Subtenant in pursuing such performance, provided that in no event shall Sublandlord be required to institute any litigation, action or proceeding against Prime Landlord, or otherwise expend any sum of money, in order to obtain any such repair, restoration, compliance, material or service for Subtenant (except that, at Subtenant’s sole cost, Sublandlord shall reasonably cooperate with Subtenant as reasonably requested by Subtenant, in order to enforce performance of Prime Landlord’s obligations under the Prime Lease).

(f)Sublandlord covenants and agrees that (i) Sublandlord shall not take any action or fail to perform any act that results in a breach or default under the Prime Lease to the extent any such action or any such failure to perform any such act adversely affects (a) the rights of Subtenant under this Sublease, including, without limitation, the right of Subtenant to receive all services, utilities, repairs and restorations to be provided by Prime Landlord to Sublandlord under the Prime Lease with respect to the Subleased Premises, (b) the ability of Subtenant to seek or obtain the approval or consent of Prime Landlord to matters that require the approval or consent of Prime Landlord or (c) the right of Subtenant to use and occupy the Subleased Premises for the purposes and as provided under this Sublease, (ii) Sublandlord shall cause all rent to be paid under the Prime Lease as and when due and payable under the Prime Lease, and (iii) Sublandlord shall not voluntarily terminate the Prime Lease except pursuant to a right of termination arising out of casualty or condemnation expressly set forth in the Prime Lease.

(g)Sublandlord shall have the right to modify the Prime Lease in any manner without Subtenant’s consent, provided Subtenant’s rights under this Sublease Agreement are not materially adversely affected and Sublandlord promptly notifies Subtenant of any changes that may affect Subtenant.

(h)Sublandlord represents and warrants to Subtenant that: (i) a true and complete copy of the Prime Lease (excluding redacted terms and conditions not relevant to Subtenant) is attached hereto as Exhibit A and the Prime Lease is in full force and effect; (ii) Sublandlord has not received nor given any written notice of default under the Prime Lease, except for any defaults that Sublandlord or Prime Landlord, as applicable, has cured and is no longer in existence, and to the actual knowledge of Sublandlord, neither Sublandlord nor Prime Landlord is in default of any of its obligations under the Prime Lease; (iii) Sublandlord has not received any written notice that any work is required under the Prime Lease or by applicable law to be done in the Subleased Premises; and (iv) Sublandlord has not received any written notice of violation of any laws, ordinances, codes, rules, regulations or requirements affecting the Subleased Premises.

4.Occupancy.

(a)Subtenant shall use and occupy the Subleased Premises solely for general office purposes (and usual uses ancillary thereto).

(b)Subtenant covenants that it will occupy the Subleased Premises in accordance with the terms of the Prime Lease and will not take any action or allow any of its employees, agents or contractors to take any action that would create a default by Sublandlord under any provision of the Prime Lease or any of the Rules and Regulations from time to time applicable to the Subleased Premises.  Any other provision in this Sublease Agreement to the contrary notwithstanding, Subtenant shall pay to Sublandlord as additional rent hereunder any and all sums which Sublandlord may be required to pay the Prime Landlord arising out of, by reason of, or resulting from Subtenant’s failure to perform or observe one of more of the terms and conditions of the Prime Lease.

(c)If any Default or Event of Default described in the Prime Lease shall occur in respect of Subtenant or Subtenant’s property, or if Subtenant shall default in the payment of rent or additional rent hereunder or in the performance or observance of any of the terms, covenants and conditions of this Sublease Agreement or of the Prime Lease on the part of Subtenant to be performed or observed all beyond any applicable notice and cure periods, Sublandlord shall be entitled to exercise any and all remedies available at law or in equity and/or any or all of the rights and remedies reserved by Prime Landlord in the Prime Lease, including but not limited to those rights and remedies provided by the Prime Lease, which Sections are hereby incorporated herein by reference as if fully set forth herein and as if Sublandlord were the “Landlord” and Subtenant were the “Tenant.”  Notwithstanding the foregoing or anything herein or in the Master Lease to the contrary, in the event any payments required hereunder are not paid when due, the same shall not constitute a Default or Event of Default unless Subtenant’s failure to pay continues for five (5) days after written notice from Sublandlord to Subtenant of such late payment for the first late payment in any given twelve (12) month period and in the event of a second late payment in the same twelve (12) month notice the Default or Event of Default shall be automatic without the requirement of notice.

(d)If Subtenant shall default in the performance of any of its obligations hereunder, beyond any applicable notice and cure periods, Sublandlord at its option may perform such obligations and, if necessary, enter the Subleased Premises for such purpose.  Subtenant shall pay to Sublandlord, within ten (10) days of Sublandlord’s written demand, the amount of all costs and expenses reasonably incurred by Sublandlord in the performance of any such obligations.  Any action taken by Sublandlord pursuant to this

Section shall not constitute a waiver of any of Sublandlord’s other rights and remedies hereunder.

5.Rent; Security Deposit.

(a)Subtenant shall pay to Sublandlord (or at the direction of Sublandlord and Prime Landlord provided to Subtenant in writing, Subtenant shall pay directly to Prime Landlord) base rent in accordance with the table below, in equal monthly installments payable on the first (1st) day of the month for which the installment is paid, subject to appropriate proration for any partial month during the term of this Sublease Agreement.

As to the Third Floor Subleased Premises:

Period	Annual base rent	Monthly base rent
March 1, 2020 * – February 28, 2021	$303,855.00	$25,321.25
March 1, 2021 – February 28, 2022	$312,970.65	$26,080.88
March 1, 2022 – November 30, 2022**	$322,359.77**	$26,863.31**

       * In the event the Third Floor Commencement Date is delayed beyond March 1, 2020 as per Section 2 the rent schedule shall remain with rent starting on the Third Floor Commencement Date.

**Notwithstanding anything to the contrary contained herein, provided and only so long as there is no Event of Default in existence, the monthly base rent due under this Sublease Agreement for the Third Floor Subleased Premises will be abated for the months of October 2022 and November 2022 (the “Abated Months”).  The foregoing rent abatement shall apply to and affect only the monthly installments of base rent due under this Sublease Agreement during the Abated Months for the Third Floor Subleased Premises and Subtenant shall be obligated to pay all additional rent and other charges that accrue and are due under this Sublease Agreement with respect to the Third Floor Subleased Premises during the Abated Months.

As to the Sixth Floor Subleased Premises:

Period	Annual base rent	Monthly base rent
April 1, 2020 * – February 28, 2021	$173,571.00	$14,464.25
March 1, 2021 – February 28, 2022	$178,778.13	$14,898.18
March 1, 2022 – November 30, 2022**	$184,141.47**	$15,345.12**

       * In the event the Sixth Floor Commencement Date is delayed beyond April 1, 2020 as per Section 2 the rent schedule shall remain with rent starting on the Sixth Floor Commencement Date.

**Notwithstanding anything to the contrary contained herein, provided and only so long as there is no Event of Default in existence, the monthly base rent due under this Sublease Agreement for the Sixth Floor Subleased Premises will be abated for the month of November 2022 (the “Sixth Floor Abated Month”).  The foregoing rent abatement shall apply to and affect only the monthly installments of base rent due under this Sublease Agreement during the Sixth Floor Abated Month for the Sixth Floor Subleased Premises and Subtenant shall be obligated to pay all additional rent and other charges that accrue and are due under this Sublease Agreement with respect to the Sixth Floor Subleased Premises during the Sixth Floor Abated Month.

(b)Subtenant shall also pay to Sublandlord, within ten (10) days of Sublandlord’s written demand, as additional rent all other additional rent and charges payable by Sublandlord to Prime Landlord under the terms of the Prime Lease by reason of the acts or omissions of Subtenant or relating to the Subleased Premises, whether by additional service requests (cleaning, after hours HVAC etc.) or otherwise.  Such charges shall include, but not be limited to: (i) the monthly payment of electricity charges billed at $1.95 per RSF per Year, (ii) beginning as of the Third Floor Commencement Date its pro rata share of the Building’s Operating Expenses and Real Estate Taxes computed above the Operating Expense Base Year of Calendar Year 2019 and Real Estate Tax Base Year of Fiscal Year 2019 for the Third Floor Subleased Premises, which for purposes of this Sublease shall be 7.47% (6,465 rsf / _86,500________rsf), and (iii) beginning as of the Sixth Floor Commencement Date its pro rata share of the Building’s Operating Expenses and Real Estate Taxes computed above the Operating Expense Base Year of Calendar Year 2019 and Real Estate Tax Base Year of Fiscal Year 2019 for the Sixth Floor Subleased Premises, which for purposes of this Sublease shall be _4.27___% (3,693 rsf / _86,500________rsf).

(c)All base rent and additional rent shall be payable without demand, and without offset, counterclaim or setoff in immediately available United States funds being due and payable from Subtenant to Sublandlord with all rent in accordance with Section 5(a) above.  The obligation to pay rent shall be independent of Sublandlord’s obligations hereunder and shall survive the termination of this Sublease.  If the term commences on a day other than the first day of a calendar month, rent for such fractional monthly period shall be prorated.  All rent shall be paid at the office of Sublandlord or at such other place as Sublandlord may designate.

(d)Contemporaneously with Subtenant’s executed submission of this Sublease, Subtenant shall deposit $327,132.90 (the “Security Deposit”) with Sublandlord to secure Subtenant’s performance of its obligations hereunder.  Such Security Deposit shall be promptly returned in the event Prime Landlord’s consent to this Sublease Agreement is not received in accordance with Section 2(b) hereof.  If Subtenant defaults hereunder beyond any applicable notice and cure periods, then Sublandlord may, without prejudice to Sublandlord’s other remedies apply part or all of the Security Deposit to cure

Subtenant’s default.  If Sublandlord so uses part or all of the Security Deposit in accordance with this Section, Subtenant shall, within ten (10) days after written demand, pay Sublandlord the amount necessary to restore the Security Deposit to its original amount.  Sublandlord shall not be required to pay any interest on said Security Deposit, and Sublandlord may commingle the Security Deposit with other funds.  If Sublandlord assigns its interest in the Prime Lease, the Security Deposit shall be transferred to the transferee and Sublandlord shall be relieved of any further liability in relation to the Security Deposit.  Upon the expiration or earlier termination of this Sublease Agreement Sublandlord shall return the Security Deposit, or so much thereof as shall not have been applied in accordance with the terms of this Section, to Subtenant within thirty (30) days of the expiration or earlier termination of the Term of this Sublease, provided, however, Sublandlord may use the Security Deposit to cure any defaults of Subtenant or to reimburse Sublandlord for expenses of repairing, restoring or cleaning the Subleased Premises.  In the event all or any portion of the Security Deposit remains after paying for such items, the remaining amount shall be promptly returned to Subtenant.

(e)Provided no Event of Default has occurred by Subtenant within the preceding twelve (12) months, (i) $26,863.31 of the Security Deposit shall be applied to base rent if and when due for the Third Floor Subleased Premises for each of the 19th, 20th, 21st and 22nd months of the Sublease term (e.g. if the Third Floor Commencement Date is 3/1/20 then the 19th month would be September 2021), with the remaining balance then being the Security Deposit, and (ii) $15,345.12 of the Security Deposit shall be applied to base rent if and when due for the Sixth Floor Subleased Premises for each of the 22nd, 23rd, 24th and 25th months of the Sublease term (e.g. if the Sixth Floor Commencement Date is 4/1/20 then the 22nd month would be January 2021), with the remaining balance then being the Security Deposit.

6.Insurance; Waivers.

(a)During the term of this Sublease Agreement, Subtenant shall maintain commercial general liability insurance, physical damage insurance, builders all risk insurance, and all other insurance Prime Landlord and Sublandlord may reasonably require, all in accordance with the terms, conditions and provisions of the Prime Lease.  Subtenant shall name Sublandlord (and such other entities as are required by Prime Landlord and of which Subtenant has received prior written notice) as an additional insured on each such insurance policy and shall provide Sublandlord with certificates of insurance certifying said coverage prior to taking possession of the Subleased Premises, all in accordance with the insurance provision of the Prime Lease.

(b)To the extent allowable pursuant to applicable law, whether the loss or damage is due to the negligence of either Sublandlord or Subtenant, their agents or employees, or any other cause, Sublandlord and Subtenant do each hereby release and relieve the other, their agents, and their employees from responsibility for, and waive their entire claim of recovery for, any loss or damage to the real or personal property of either located anywhere in the Building, to the extent that such loss or damage arises out of or is incident to the occurrence of any of the perils which are actually covered by their respective insurance policies in effect at such time or which were required to be in effect at such time by the terms of this Sublease Agreement.  Each party shall cause its insurance carriers to consent to the foregoing waiver of rights of subrogation against the other party.  Notwithstanding the foregoing, no such release shall be effective unless the aforesaid insurance policy or policies shall expressly permit such a release or contain a waiver of the carrier’s right to be subrogated.  In the event that any insurance carrier denies its consent to the foregoing waiver of rights of subrogation, the affected party shall promptly advise the other party hereto.

7.Late Payments.

(a)Other remedies for nonpayment of rent notwithstanding, if hereunder is not received by Sublandlord on or before the date the same is due, a late payment charge of five percent (5%) of such past due amount shall become due and payable in addition to such amounts owed under this Sublease Agreement to compensate Sublandlord for the additional overhead and administrative costs incurred as a result thereof; provided, however, Sublandlord hereby agrees to waive one such late charge in any twelve (12) month period so long as Subtenant pays such outstanding amounts within five (5) days of Sublandlord’s written notice to Subtenant of such outstanding amount.  Sublandlord and Subtenant agree that such late charge is intended to compensate Sublandlord for additional administrative charges and other damages incurred by Sublandlord on account of such late payment and not as a penalty.  Sublandlord and Subtenant agree that the actual damages to be suffered by Sublandlord in such event shall be difficult, if not impossible to ascertain, and that such late charge is a reasonable estimate of such charges and damages.

8.Sublandlord’s Improvements.  Subtenant acknowledges and agrees that it is leasing the Subleased Premises and Furniture (as defined herein) on an “AS-IS, WHERE IS” basis, without any representations or warranties of any kind.  Subtenant agrees to purchase the furniture, fixtures and equipment located in the Subleased Premises as of the Third Floor Commencement Date (collectively, the “Furniture”) as per the Bill of Sale and inventory attached as Exhibit C.  For the avoidance of doubt, upon the expiration or earlier termination of this Sublease Agreement, Subtenant shall be obligated to remove all the Furniture on or before the Expiration Date. In the event of default by Subtenant resulting in a termination of this Sublease Agreement, Sublandlord shall have the right but not the obligation to purchase the furniture back for $50,000.00 under and for the same terms and conditions as it was originally sold to Subtenant; provided however this buy-back provision does not preclude the Subtenant from any furniture action or actions it may desire while under its ownership control.  Subtenant shall not make any alterations, modifications or improvements to the Subleased Premises without Sublandlord’s and Prime Landlord’s written consent, to be withheld or permitted in accordance with the Prime Lease.  Notwithstanding the foregoing the Prime Landlord has the right to condition its consent to require removal of such alteration, modification or improvement that is not considered a normal office installation and provided such condition is stated at the time Prime Landlord approves any such alteration, modification or improvement in each instance in accordance with the terms and conditions of the Prime Lease.  All alterations, decorations, installations, additions or improvements in or to the Subleased Premises shall be made in a good, workmanlike and lien-free manner at Subtenant’s sole cost and expense and shall comply with all the terms and conditions of the Prime Lease.  Notwithstanding anything to the contrary contained in the Prime Lease, so long as Subtenant does not make any such changes to the Subleased Premises, Subtenant will not have any restoration obligations and shall not be obligated to remove any alterations, installations or equipment in the Subleased Premises as of the Third Floor Commencement Date, however for the avoidance of doubt Subtenant is required to remove all personal property (including the Furniture) and deliver the space broom-clean and in the condition the Subleased Premises was in at the time possession thereof was delivered to Subtenant, ordinary wear and tear excepted.

9.Casualty or Eminent Domain.  The effect of a partial or total destruction of the Subleased Premises by fire or other casualty and the effect of taking all or any part of the Subleased Premises for any public or quasi-public use by virtue of the exercise of the power of eminent domain, or by private purchase in lieu thereof, shall be subject to and governed by the Prime Lease, respectively.  If the Prime Lease would require Sublandlord to perform any repairs or restoration, Subtenant (and not Sublandlord) shall be responsible for all such repairs and restoration to the Subleased Premises.  Without limiting the generality of the foregoing, in the event that the Prime Lease is terminated pursuant to either of said sections, this Sublease Agreement shall terminate contemporaneously therewith.

10.No Assignment or Subletting.  Subtenant, for itself, its successors and assigns, expressly covenants that it shall not assign, mortgage or encumber this Sublease Agreement, nor sublet, nor suffer or permit the Subleased Premises or any part thereof to be used by others, without the prior written consent, not to be unreasonably withheld, conditioned or delayed of Sublandlord and the Prime Landlord in each instance and as may be permitted by the Prime Lease.  If this Sublease Agreement is assigned, or if the Subleased Premises or any part thereof is sublet or occupied by any person, firm or corporation other than Subtenant, with the consent of Sublandlord and the Prime Landlord, Sublandlord may, after default by Subtenant, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the rent and additional rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Subtenant from the future performance by it of the covenants on the part of it herein contained.  The consent by Sublandlord and the Prime Landlord to an assignment or a subletting shall not in any way be construed to relieve Subtenant from obtaining the express consent in writing of Sublandlord to any further assignment or subletting.  If Sublandlord is required to pay Prime Landlord any sum in connection with any requested consent, Subtenant shall be responsible for paying such sum on behalf of Sublandlord.

11.Sublandlord.  The term “Sublandlord” as used in this Sublease Agreement means only the tenant under the Prime Lease at the time in question, so that if the Prime Lease shall be assigned, such assignor shall be thereupon released and discharged from all covenants, conditions and agreements of Sublandlord hereunder following such assignment, but such covenants, conditions and agreements shall be binding upon each successor assignee until thereafter assigned.

12.Indemnity.

(a)Subject to the waiver of subrogation contained herein, and except to the extent resulting from any negligence or willful misconduct of Sublandlord or any Sublandlord Indemnitee, Subtenant shall indemnify, defend (with legal counsel reasonably acceptable to Sublandlord; provided, however, any counsel assigned by Subtenant’s insurer shall be considered acceptable to Sublandlord), and hold harmless Sublandlord, and its respective officers, directors, shareholders and employees (individually and collectively, “Sublandlord Indemnitee”) against and save them harmless from and against all claims, losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys’ fees and disbursements, which Sublandlord Indemnitee may incur or pay out (including, without limitation, to Prime Landlord) by reason of (i) any accidents, damages or injuries to persons or property occurring by reason of or directly related to Subtenant’s (or Subtenant’s officers’, partners’, employees’, agents’, customers’ and/or invitees’) use or occupancy of the Subleased Premises, and occurring in or on the Subleased Premises or the Building, (ii) any default hereunder on Subtenant’s part, (iii) any work done by Subtenant after the date hereof in or to the Subleased Premises except if done by Sublandlord, (iv) any negligent or willful act or omission on the part of Subtenant and/or its officers, partners, employees, agents, customers and/or invitees, or any person claiming through or under Subtenant, either prior to, during or after the term of this Sublease Agreement, or (v) actions taken by Sublandlord at Subtenant’s request pursuant to Section 3 hereof.  Such obligation shall not be construed to negate, abridge or otherwise reduce any other right or obligation of indemnity that would otherwise exist as to Subtenant and the indemnification obligations under this Section and shall not be limited in any way by restriction on the amount or type of damages, compensation or benefits payable by or for Subtenant under any worker’s compensation acts, disability benefit acts or other employee benefit acts.  Subject to the waiver of subrogation provisions of this Sublease Agreement, if any action or proceeding shall be brought against Sublandlord Indemnitee by reason of any such claim as to which Subtenant is obligated to indemnify Sublandlord, Subtenant, upon notice from Sublandlord Indemnitee at Subtenant’s expense, shall resist and defend such action or proceeding and employ counsel satisfactory to Sublandlord Indemnitee in Sublandlord Indemnitee’s reasonable discretion provided, however, any counsel assigned by Subtenant’s insurer shall be considered acceptable to Sublandlord Indemnitee.  Notwithstanding the foregoing, Sublandlord Indemnitee may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability of $1,000,000 or more, and Subtenant shall pay the reasonable fees and disbursements of such attorney.  Subtenant shall pay to Sublandlord within thirty (30) business days after demand all sums which may be owing to Sublandlord by reason of this Section.  Subtenant’s obligations under this Section shall survive the expiration of this Sublease Agreement.

(b)Sublandlord shall indemnify, defend, protect, and hold harmless Subtenant from and against all claims for damage to property outside the Subleased Premises to the extent that such claims are covered by Sublandlord’s insurance (or would have been covered had Sublandlord carried the insurance required under this Sublease), even if the claims result from the negligent acts, omissions, or willful misconduct of Subtenant.  In addition, subject to the waiver of subrogation contained herein, Sublandlord shall indemnify, defend, and hold harmless Subtenant from and against all claims resulting from the negligent acts, omissions, or willful misconduct of Sublandlord in connection with Sublandlord's activities in, on, or about the Building.

13.Broker’s Commission.  Subtenant and Sublandlord represent and warrant to each other the only brokers involved in connection with this transaction are CBRE and Savills (the “Brokers”).  Sublandlord will pay or cause to be paid the Brokers a commission pursuant to the terms of separate written commission agreements approved by Sublandlord.  Subtenant and Sublandlord agrees to indemnify each other and hold each other harmless from and against claims of any broker or agent claiming to have dealt with Subtenant or Sublandlord.  For the avoidance of doubt, no commissions are due or payable unless and until a binding agreement exists which includes Prime Landlord’s consent.

14.Conditions to Agreement of Sublease.  This Sublease Agreement is expressly contingent upon the consent of the Prime Landlord to the transaction contemplated hereby in a form reasonably acceptable to Subtenant.

15.Notices.

(a)Any and all notices which are or may be required to be given pursuant to the terms of this Sublease Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, domestic overnight carrier, or hand delivered to the parties hereto at the respective addresses set forth below and shall be effective upon receipt of hand delivery or upon mailing if sent by registered or certified mail.

Sublandlord:

Commonwealth Care Alliance, Inc.

30 Winter Street, 12th Floor

Boston, MA 02108

Attn: General Counsel

Subtenant:

Aveo Pharmaceuticals, Inc.

30 Winter Street, 3rd Floor

Boston, MA 02108

Attn:  _____________________

(b)Sublandlord and Subtenant agree to promptly furnish the other any notices or demands that either receives relating to the Prime Lease.  Either party shall be entitled to change such address on written notice to the other.

(c)All notices shall be delivered promptly and in accordance with the Prime Lease and in situations where the Subtenant must provide notice for the Sublandlord to act within a defined time period the Subtenant notice must be sent in advance of any such described time line, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublandlord or Subtenant, as the case may be, within the time limit relating thereto contained in the Prime Lease and, if notice is required, measured from the earlier of the date on which notice is given to Subtenant by any of Sublandlord or Prime Landlord.  Subtenant and Sublandlord shall promptly deliver to each other copies of all material notices, requests or demands which relate to the Subleased Premises or the use or occupancy thereof promptly after receipt of same from Prime Landlord.

16.Binding Effect.  The covenants, conditions and agreements contained herein shall be binding upon and inure to the benefit of Sublandlord and Subtenant and their respective successors and assigns, as permitted hereby.

17.Governing Law.  This Agreement of Sublease is entered into in the Commonwealth of Massachusetts, and its validity and interpretation shall be constructed in accordance with the laws of that state.

18.Waiver of Breach.  Failure of Sublandlord to declare an event of default or default hereunder immediately upon its occurrence, or delay in taking any action in connection with such a default or event of default, shall not constitute a waiver of such a default or event of default, but Sublandlord shall have the right to declare the default or event of default at any time and take such action as authorized by law or under this Sublease Agreement.  Acceptance by Sublandlord of any rent after it has become due, or acceptance of less than the full amount due, shall not constitute or be construed as a waiver of any of Sublandlord’s rights and remedies hereunder, nor excuse any delay or partial payment upon any subsequent occasion.

19.No Estate.  This Sublease Agreement shall create the relationship of landlord and tenant only between Sublandlord and Subtenant and no estate shall pass out of Sublandlord.  Subtenant shall have only usufruct, not subject to levy and sale and not assignable in full or in part by Subtenant except as provided herein.

20.Holding Over.  Unless Sublandlord has renewed this Sublease Agreement in writing or Subtenant has entered into a direct agreement with Prime Landlord, and provided Subtenant has provided Sublandlord of evidence of such direct agreement, if Subtenant remains in possession after expiration or termination of the term of this Sublease Agreement, with or without Sublandlord’s or Prime Landlord’s written consent, Subtenant shall become a tenant-at-sufferance, and there shall be no renewal of this Sublease Agreement by operation of law or otherwise.  During the period of such holding over, all provisions of this Sublease Agreement shall be and remain in effect except that the monthly rental due hereunder shall be equal to all amounts owed by Sublandlord to the Prime Landlord under the Prime Lease on account of such holding over, including without limitation any damages claimed by the Prime Landlord or any other party.  The inclusion of the preceding sentence in this Sublease Agreement shall not be construed as Sublandlord’s consent to Subtenant holding over.

21.Time of Essence.  Time is of the essence in this Sublease Agreement.

22.Miscellaneous.  Subtenant shall pay and be liable for all rental, sales and use taxes, and other similar taxes, if any, levied or imposed against it by any city, state, county or other governmental authority.  Such payments shall be paid concurrently with the payment of rental or other sum due hereunder upon which the tax is based.  The content of each and every exhibit which is referenced in this Sublease Agreement is incorporated into this Sublease Agreement as fully as if set forth in the body of this Sublease Agreement.  This Sublease Agreement contains the entire agreement of the parties hereto as to the Subleased Premises, and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein, shall be of any force or effect.  If any term, covenant or condition of this Sublease Agreement or the application thereof to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Sublease Agreement, or the application of such term, covenant or condition to persons, entities or circumstances other than those which or to which used may be held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Sublease Agreement shall be valid and enforceable to the fullest extent permitted by law.  The circulation of one or more drafts of this Sublease Agreement shall not constitute a reservation of the Subleased Premises or an offer to lease the Subleased Premises to Subtenant.  Neither party shall be bound hereunder until such time as both parties have signed this Sublease, delivered the Security Deposit and consent has been received by the Prime Landlord.  This Sublease may be executed by the parties hereto individually or in combination or in one or more counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument.  Scanned and emailed or facsimile signatures shall be deemed original and binding on the parties.

[Signatures on Following Page]

IN WITNESS WHEREOF, Sublandlord and Subtenant have caused this Sublease Agreement to be executed by their duly authorized officers and have caused their corporate seals to be affixed all as of the day and year first written above.

SUBLANDLORD: Commonwealth Care Alliance, Inc. By:/s/ Mihir Shah Name: Mihir Shah Title: CFO	SUBTENANT: AVEO Pharmaceuticals, Inc. By:/s/ Michael Bailey Name: Michael Bailey Title: President and CEO

Exhibit List

Exhibit “A” – Copy of the Redacted Prime Lease

Exhibit “B” – Subleased Premises Floor plan

Exhibit “C” – Bill of Sale and Furniture Inventory

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